Exhibit 99.2

DICK’S Sporting Goods, Inc
Comparable Store Sales Revisions
Fiscal 2021	As Reported	As Revised

Quarter ended May 1, 2021	115.2%	117.1%

Quarter ended July 31, 2021	19.2%	20.2%
26 weeks ended July 31, 2021	51.0%	52.2%

Quarter ended October 30, 2021	12.2%	12.8%
39 weeks ended October 30, 2021	36.6%	37.5%

Quarter ended January 29, 2022	5.9%	6.6%
Year ended January 29, 2022	26.5%	27.4%